EXHIBIT 3.1



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                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION
                                       OF
                        INFORMATION ANALYSIS INCORPORATED

          FIRST: The name of the Corporation is Information Analysis Incorporated (the "Corporation"), a corporation duly organized and existing under the Virginia Stock Corporation Act of the Commonwealth of Virginia.

         SECOND: These Restated Articles of Incorporation, which have been prepared in accordance with Section 13.1-711 of the Virginia Stock Corporation Act, amend and restate the Corporation's Articles of Incorporation and all prior amendments thereto by deleting from the Articles all provisions thereof and substituting in lieu thereof the Restated Articles of Incorporation set forth in their entirety in Article THIRD below.

THIRD:

         1.  Name.  The  name  of  the   Corporation  is  INFORMATION   ANALYSIS
INCORPORATED.

         2. Purpose. The purpose or purposes for which the Corporation is organized are:

         To provide consulting, programming, development and design services for automated information processing systems, including, but not limited to, the design and development of automated information processing systems for sale or lease and to enter into or carry on any business or transaction deemed necessary, convenient or incidental to any of the foregoing purposes.

                  In aid of, or in connection with, the foregoing, or in the use, management, improvement, or disposition of its property, and in addition to all other powers conferred by law, the Corporation shall have the power:

                  (a) To do all things lawful, necessary, or incident to the accomplishment of the purposes set forth above; to exercise all lawful powers now possessed by Virginia corporations of similar character; to enter into partnerships or joint ventures, and to engage or any business in which a corporation organized under the laws of Virginia may engage, except any business that is required to be specifically set forth in the Articles of Incorporation.

                  (b) The objects, powers and purposes specified in any clause or paragraph hereinbefore contained shall be construed as objects and powers in

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furtherance  and  not  in  limitation  of  the  general  powers  conferred  upon corporations by the laws of the Commonwealth of Virginia; and it is hereby expressly provided that the foregoing enumeration of specific powers shall in no way limit or restrict any other power, object or purpose of the Corporation or in any manner affect any general powers or authority of the Corporation.


         3. Capital Stock. The aggregate number of shares which the Corporation will have authority to issue and the par value per share are as follows:

         CLASS              Number of Shares        Par Value Per Share
         -----              ----------------        -------------------

         Common Stock          10,000,000                  $0.01

         Each share of Common Stock shall have full voting rights.

         4. Preemptive Rights. No holder of stock of the Corporation shall be entitled as such, as a matter of right, to purchase or subscribe for any stock which the Corporation may issue or sell, of any class or classes and whether out of unissued shares authorized by the Articles of Incorporation as originally filed or by any amendment thereof or out of shares of stock of the Corporation acquired by it after the issue thereof; nor, shall any holder of any shares of the capital stock of the Corporation be entitled as such, as a matter of right, to purchase or subscribe for any obligation which the Corporation may issue or sell that shall be convertible into or exchangeable for any shares of the stock of the Corporation of any class or classes, or to which shall be attached any warrant or warrants or any other instrument or instruments that shall confer upon the holder of such obligation the right to subscribe for or purchase from the Corporation any shares of its capital stock of any class or classes authorized by the Articles of Incorporation of the Corporation is originally filed or by any amendment thereof.

         5. Officer and Director Liability. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of a shareholder in the right of the Corporation or brought by or on behalf of a shareholder of the Corporation, an officer or director of the Corporation shall not be liable for any damages assessed against such officer or director arising out of a single transaction, occurrence or course of conduct. However, the liability of an officer or director shall not be so limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

         6. Registered Office and Registered Agent. The registered office of this Corporation is 11240 Waple Mill Road, Suite 400, Fairfax, Virginia 22030, in the County of Fairfax, which is the address of the Registered Agent, Sandor

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Rosenberg,  a resident of this  Commonwealth and a director and President of the
Corporation.


          7. Duration. The duration of the Corporation is to be perpetual.

          8. Shareholder Voting. Whenever under the Virginia Stock Corporation Act any action which requires, in the absence of any provision to the contrary in the Articles of Incorporation, the approval of more than two-thirds of all votes entitled to vote thereon by all the shareholders and/or by any separate voting group thereof, such action shall only require the approval of more than one-half of all votes entitled to vote thereon by all the shareholders and/or by any separate voting group thereof.

          FOURTH: The Board of Directors of the Corporation, by unanimous written consent dated January 9, 1997, deemed it advisable and in the best interests of the Corporation to amend and restate in its entirety the Articles of Incorporation of the Corporation, as previously amended, as set forth in the foregoing Restated Articles of Incorporation and directed that these Restated Articles Incorporation be submitted for consideration and action by the shareholders in accordance with the requirements of Chapter 9 of the Virginia Stock Corporation Act.

          FIFTH: A special meeting of the shareholders of the Corporation was duly convened on February 4, 1997, to review and act on the proposed Restatement of Articles of Incorporation, the text of which is set forth above. The number of shares of the Common Stock of the Corporation outstanding and entitled to vote on the Restated Articles of Incorporation was 502,999, of which 380,775 shares voted for and 4,150 shares voted against adoption of the Restated Articles of Incorporation at the aforesaid February 4, 1997 special stockholders meeting. The number of votes cast for adoption of the Restated Articles of Incorporation was sufficient for approval by the shareholders of the Corporation as required under Section 13.1-707 of the Virginia Stock Corporation Act.

          IN WITNESS WHEREOF, the undersigned, president of Information Analysis Incorporated has executed these Amended and Restated Articles of Incorporation on the 25th day of February, 1997 and declares that the facts stated herein are true and correct on such date.

                                       INFORMATION ANALYSIS INCORPORATED

                                           /s/ Sandor Rosenberg
                                       By:______________________________
                                          Sandor Rosenberg, President

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